EXHIBIT 10.4

WRKO/AM 680

BOSTON'S TALK STATION

Mr. Sam Jeffries

Organic Sales and Marketing/Garden Guys Team

Thursday January 3, 2008

Dear Mr. Jeffries:

This agreement is between WRKO Radio, Entercom and OSM/Garden Guys. This contract is governed by the laws of Massachusetts. Should any part of this agreement become invalidated for any reason, all other parts shall remain in effect.

OSM/Garden Guys agrees to accept a 104 week contract offered by WRKO beginning February 3, 2008 to broadcast programming produced by OSM/Garden Guys in a two hour continuous timeslot. This program is to run each Sunday from 6:00 AM-8:OOAM on WRKO AM 680.

This weekly rate to OSM/Garden Guys from WRKO will be $3,500 net from February 3, 2008 through February 6, 2010. OSM/Garden Guys will have first right of refusal for continuation of this program 30 days prior to the February 6, 2010 end date. WRKO shall provide free access to studio space and production assistance for OSM/Garden Guys to produce the show either LIVE or taped as part of and included in pricing above. This also includes studio use from 8AM-IOAM to produce his show for the other network affiliates LIVE in those markets.

WRKO will provide 15 (:30) commercials to run M-Su 6a-8p with fair an even rotation throughout the broadcast week to promote OSM/Garden Guys show. In addition to those promotional mentions OSM/Garden Guys will also receive 80% of the inventory for each hour, which equals 10 (:60) commercials per hour for use as they see fit. Also included are 10 weekly (:30) commercials to run M-F 6a-7p to help push product for the length of the contract.

WRKO will schedule OSM/Garden Guys during the Tom Finneran morning show around key times such as Opening week Red Sox in April, July around All Star Break and summer, September Patriots season beginning for fall, and November/December around Celtics and winter for interviews concerning current rends and topical information for the listeners at WRKO. These will be scheduled on mutually agreed upon dates/times for both parties and will between the hours of 7AM and 10:00AM for at least 20 minutes.

OSM/Garden Guys will also maintain web presence on WRKO throughout the entire program via a splash page for the Sunday morning programming and a banner/tile ad throughout the remainder of the site to boost web sales/traffic. In addition OSM/Garden Guys will also receive 50 weekly (:60) streaming commercials to run M-Su 6a-7p on WRKO.com.

In the event that any party chooses to terminate this agreement prior to the end date, the requesting party must present a cancellation notice in writing no less than 60 days in advance of requested termination to the other party.


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WRKO/Entercom Broadcasting and OSM/Garden Guys agree to abide by standard credit procedures outlined in the Entercom document signed by Sam Jeffries for terms of payment. In the event that any material used during broadcast is deemed "questionable" to WRKO and could jeopardize our broadcast license we reserve the right to terminate this agreement immediately. Should any change in the form of management that has effects on the OSM/Garden Guys programming, such as new PD, GSM, or format changes, OSM/Garden Guys has the right to request a cancellation in writing based on these changes to WRKO/Entercom Broadcasting.

Lastly, WRKO agrees to work with OSM/Garden Guys to help with their vendor programs through experiential opportunities such as Red Sox Suite night-date TBD, and ticket merchandising in the form of 2 pairs of each to the Red Sox, Celtics, and Patriots game-dates TBD each year of the contract. We at WRKO look forward to this partnership.

Sincerely,                                   Countersigned

Signature on file                            Signature on file
-----------------                            -----------------

Tara Charest                                 Sam Jeffries

Account Manager                              Owner of OSM/Garden Guys Brand Name